Exhibit 4.10
AMENDMENT TO MEZZANINE I LOAN AGREEMENT
        This Amendment to Mezzanine I Loan Agreement (this “Amendment”), dated as of June 20, 2008 (the “Effective Date”), by and among GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (“Lender”), as lender, and W2007 ACEP NINTH MEZZANINE A BORROWER, L.P., a Delaware limited partnership, and W2007 ACEP NINTH MEZZANINE B BORROWER, L.P., a Delaware limited partnership, as borrowers (collectively, “Borrower”), amends that certain Mezzanine I Loan Agreement, dated as of February 20, 2008 (the “Loan Agreement”; all capitalized terms used but not defined herein shall have the respective meanings given such terms in the Loan Agreement).
        WHEREAS, Lender and Borrower have mutually determined that the Interest Accrual Period and Payment Date, as each such term is defined in the Loan Agreement, shall each be adjusted pursuant to the terms of this Amendment.
        NOW THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby represent, warrant, covenant and agree as follows:
     Section 1. Amendments of Loan Agreement. Lender and Borrower hereby agree to amend the terms of the Loan Agreement as hereinafter set forth:
     (a) The defined term “Interest Accrual Period” is hereby deleted in its entirety and the following is inserted in lieu thereof:
     “Interest Accrual Period” means, with respect to any specified Payment Date, the period from and including the 15th day of the calendar month preceding such Payment Date to but excluding the 15th day of the calendar month containing such specified Payment Date (in each case without regard to whether such 15th day is a Business Day), provided that (i) prior to a Securitization or syndication of the Loan, Lender shall have the right, in connection with a change in the Payment Date in accordance with the terms of the Cooperation Agreement, to make a corresponding change to the Interest Accrual Period provided same has no adverse effect on Borrower in more than a de minimis extent. Notwithstanding the foregoing, the interest accrual period for the Payment Date occurring in July 2008 shall commence on and include June 6, 2008 and continue to, but exclude, July 15, 2008.
     (b) The defined term “Payment Date” is hereby deleted in its entirety and the following is inserted in lieu thereof:
     “Payment Date” means the Initial Payment Date and, thereafter, the 9th day of each month (or, if such 9th day is not a Business Day, the first preceding Business Day); provided that the Payment Date on which the Maturity Date falls shall be the second to last Business Day of the Interest Accrual Period in which such Maturity Date falls.

     Section 2. Miscellaneous.
     (a) All of the terms and conditions of the Loan Agreement are incorporated herein by reference with the same force and effect as if fully set forth herein. Except as expressly amended hereby, the Loan Agreement remains in full force and effect in accordance with its terms.
     (b) This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law.
     (c) Borrower hereby (1) unconditionally ratifies and confirms, renews and reaffirms all of its obligations under the Loan Agreement and all of the terms, covenants and conditions thereunder (except for conditions precedent and any representations or warranties made as of a specific date), (2) acknowledges and agrees that such obligations remain in full force and effect, binding on and enforceable against it in accordance with the terms, covenants and conditions of the Loan Agreement, without impairment and (3) represents, warrants and covenants that it is not in default under the Loan Agreement or any of the other Loan Documents beyond any applicable notice and cure periods, and there are no defenses, offsets or counterclaims against the Indebtedness.
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     IN WITNESS WHEREOF, for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the parties hereto have executed and delivered this Amendment as of the date first hereinabove set forth.

BORROWER:

W2007 ACEP NINTH MEZZANINE A
BORROWER, L.P., a Delaware limited partnership

By: W2007 ACEP Ninth Mezzanine A Gen-
Par, L.L.C., its general partner

By:	/s/ David Gutstadt

	Name:	David Gutstadt
	Title:	Vice President

W2007 ACEP NINTH MEZZANINE B
BORROWER, L.P., a Delaware limited partnership

By: W2007 ACEP Ninth Mezzanine B Gen-
Par, L.L.C., its general partner

By:	/s/ David Gutstadt

	Name:	David Gutstadt
	Title:	Vice President
[Signatures continue on following page]
Stratosphere
Amendment to Mezz I Loan Agreement

LENDER:

GOLDMAN SACHS MORTGAGE COMPANY,
a New York limited partnership

By:	Goldman Sachs Real Estate Funding
Corp., its general partner

	By:	/s/ Mark J. Buono

		Name:	Mark J. Buono
		Title:	Vice President
Stratosphere
Amendment to Mezz I Loan Agreement